                                                                   EXHIBIT 3.1

[INDUSTRY CANADA LOGO]                          Industrie Canada



RESTATED CERTIFICATE                                    CERTIFICAT
OF INCORPORATION                                        DE CONSTITUTION A JOUR

CANADA BUSINESS                                         LOI CANADIENNE SUR
CORPORATIONS ACT                                        LES SOCIETES PAR ACTIONS


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HYDROGENICS CORPORATION -



CORPORATION HYDROGENIQUE                                                     236237-6


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Name of corporation-Denomination de la societe              Corporation number-Numero de la societe


I hereby certify that the article of                    Je certifie que les statuts constitutifs de la
incorporation of the above-named corporation            societe susmentionnee ont ete mis a jour en
were restated under section 180 of the Canada           vertu de l'article 180 de la Loi canadienne sur
Business Corporations Act as set out in the             les societes par actions, tel qu'il est indique
attached restated articles of incorporation.            dans les statuts mis a jour ci-joints.




                [SIG]                                   September 29, 2000 / le 29 septembre 2000

        Director - Directeur                                  Effective Date of Restatement -
                                                         Date d'entree en vigueur de la mise a jour

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

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                                                                                   FORM 7                     FORMULE 7
[INDUSTRY CANADA LOGO]  Industry Canada         Industrie Canada            RESTATED ARTICLES OF        STATUTS CONSTITUTIFS
                        Canada Business         Loi canadienne sur les         INCORPORATION                 MIS A JOUR
                        Corporations Act        societes par actions           (SECTION 180)               (ARTICLE 180)


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
1 - Name of corporation - Denomination de la societe                      |Corporation No. - N' de la societe
HYDROGENICS CORPORATION -                                                 |
CORPORATION HYDROGENIQUE                                                  |             236237-6
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2 - The place in Canada where the registered office is situated           Lieu au Canada ou est situe le siege social

Regional Municipality of York, Province of Ontario

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3 - The classes and any maximum number of shares that the                 Categories et tout nombre maximal d' actions que la
    corporation is authorized to issue                                    societe est authorisee a emettre

    The annexed Schedule I is incorporated in this form.

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4 - Restrictions, if any, on share transfers                               Restrictions sur le transfert des actions, s'll y a lieu

   None

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5 - Number (or minimum and maximum number) of directors                   Nombre (ou nombre minimal et maximal) d'administrateurs
Minimum 3, Maximum 9
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6 - Restrictions, if any, on business the corporation may carry on        Limites imposees a l'activite commerciale de la societe,
                                                                          s'll y a lieu

None

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7 - Other provisions, if any                                              Autres dispositions, s'll y a lieu

The annexed Schedule II is incorporated in this form.









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The foregoing restated article of incorporation correctly set            Cette mise a jour des statuts constitutifs demontre exacte-
out, without substantive change, the corresponding provi-                ment, sans changement substantiel, les dispositions corres-
sions of the articles of incorporation as amended and                    pondantes des statuts constitutifs modifies qui
supersede the original articles of incorporation.                        remplacement les statuts constitutifs originaux.
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Signature                                               Date                   |FOR DEPARTMENTAL USE ONLY -
                                                     DAY  M   YEA              |A L'USAGE DU MINISTERE SEULEMENT
                        [SIG]                        |2|9|0|9|0|0              |
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Title - Titre                                                                  |
President                                                                      |Filed - Deposee Sep 29 2000
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



                                   SCHEDULE I

The classes and any maximum number of shares that the Corporation is authorized to issue shall consist of an unlimited number of Preferred Shares, issuable in series, an unlimited number of Series A Preferred Shares, an unlimited number of Series B Preferred Shares and an unlimited number of Common Shares with the following rights, privileges, restrictions and conditions:


                                  COMMON SHARES

SECTION 1.  VOTING RIGHTS

Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to vote thereat, except meetings at which only holders of a specified class of shares (other than Common Shares) or specified series of shares are entitled to vote. At all meetings of which notice must be given to the holders of the Common Shares, each holder of Common Shares shall be entitled to one vote in respect of each Common Share held by such holder.

SECTION 2.  DIVIDENDS

The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive any dividend declared by the Corporation.

SECTION 3.  LIQUIDATION, DISSOLUTION OR WINDING-UP

The holders of the Common Shares shall be entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.




                                PREFERRED SHARES

(a) ONE OR MORE SERIES. - The Preferred Shares may at any time and from time to time be issued in one or more series.

(b) TERMS OF EACH SERIES. - Subject to the Canada Business Corporations Act (the "Act") or any statute which may be substituted therefor, as amended from time to time, the directors may fix, before the issue thereof, the number of Preferred Shares of each series, the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series, including, without limitation, any voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms and conditions of redemption or purchase, any conversion rights, and any rights on the liquidation, dissolution or winding-up of the Corporation, any sinking fund or other provisions, the whole to be subject to the issue of a certificate of amendment setting forth the designation, rights, privileges, restrictions and conditions attaching to the Preferred Shares of the series.

(c) RANKING OF PREFERRED SHARES. - The Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, rank on a parity with the Preferred Shares of every other series and be entitled to preference over the common shares. If any amount of cumulative dividends (whether or not declared) or declared non-cumulative dividends or any amount payable on any such distribution of assets constituting a return of capital in respect of the Preferred Shares of any series is not paid in full, the Preferred Shares of such series shall participate rateably with the Preferred Shares of every other series in respect of all such dividends and amounts.


                     SERIES A AND SERIES B PREFERRED SHARES

SECTION 1.  LIQUIDATION RIGHTS.

(a) LIQUIDATION PAYMENTS. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of each Series A Preferred Share and Series B Preferred Share (together the "Preferred Shares") shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes in preference to holders of Common Shares, an amount equal to:

(i) with respect to Series A Preferred Shares, the greater of (i) an amount equal to $2.00 per Series A Preferred Share, together with all dividends accrued thereon and unpaid and accrued (the "Series A Minimum Purchase Price"); or (ii) such amount per Series A Preferred Share as would have been payable had all Preferred Shares been converted to Common Shares pursuant to the provisions of Section 2 immediately prior to such event of liquidation, dissolution or winding up; and

(ii) with respect to Series B Preferred Shares, the greater of (i) an amount equal to $10.50 per Series B Preferred Share, together with all dividends accrued thereon and unpaid and accrued (the "Series B Minimum Purchase Price"); or (ii) such amount per Series B Preferred Share as would have been payable had all Preferred Shares been converted to Common Shares pursuant to the provisions of Section 2 immediately prior to such event of liquidation, dissolution or winding up.

If all assets of the Corporation shall be insufficient to permit the payment in full to the holders of Preferred Shares of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed rateably among the holders of Preferred Shares and in proportion to the full preferential amount each such holder is otherwise entitled to receive.

After such payments shall have been made in full to the holders of the Preferred Shares, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Shares so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Shares rateably in proportion to the number of Common Shares held by each of them.

After conversion of Preferred Shares into Common Shares, the holder of such Common Shares shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share rateably in any distribution of the assets of the Corporation among the holders of Common Shares.

The amounts payable with respect to Preferred Shares under this Section 1(a) are hereinafter referred to as "Preferred Share Liquidation Payments".

(b) DISTRIBUTION OTHER THAN CASH. Whenever the distributions provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation, provided however, that if any holder of Preferred Shares disputes the fair market value computed by the Board of Directors, the fair market value shall be determined by a national chartered accountant firm selected by the Board of Directors with whom the Corporation has no dealings.

(c) SALE OF ASSETS AS LIQUIDATION ETC. The sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 1 unless the holders of at least a majority of the then outstanding Preferred Shares elect to the contrary, such election to be made by giving written notice thereof to the Corporation no later than 15 days after the Corporation provides written notice of such event to the holders of Preferred Shares. If the holders of Preferred Shares so elect and give such notice, the provisions of Subsection 2(h) shall apply to the Preferred Shares. Unless such election is made, all consideration received by the Corporation in such asset sale less all costs and expenses related to such sale and any debt required to be paid as a result of such sale together with all other available assets of the Corporation shall be distributed toward the amounts payable with respect to such Preferred Shares pursuant to Subsection 1(a).

(d) NOTICE. Written notice of any proposed liquidation, dissolution or winding up of the affairs of the Corporation (including any merger, consolidation or sale of assets which may be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation under Subsection 1(c)), stating a payment date, the amount of the Preferred Share Liquidation Payments and the place where such Preferred Share Liquidation Payments shall be payable, shall be delivered to the holders of Preferred Shares not less than 45 days prior to the proposed date of such proposed liquidation, dissolution or winding up.

SECTION 2.  CONVERSION.

The holders of Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

(a) OPTIONAL CONVERSION. Each Preferred Share shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Original Issue Date (as defined in section 2(e)) at the office of the Corporation or any transfer agent for the Preferred Shares by making the following calculation:

       (i) Each Series A Preferred Share shall be converted into that number of fully paid and non-assessable Common Shares determined by multiplying each such share by the ratio determined by dividing $2.00 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price at which Common Shares will be deliverable upon conversion of Series A Preferred Shares without the payment of any additional consideration by the holder thereof (the "Series A Conversion Price") shall initially be $2.00 per Common Share.

       (ii) Each Series B Preferred Share shall be converted into that number of fully paid and non-assessable Common Shares determined by multiplying each such share by the ratio determined by dividing $10.50 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series B Conversion Price at which Common Shares will be deliverable upon conversion of Series B Preferred Shares without the payment of any additional consideration by the holder thereof (the "Series B Conversion Price") shall initially be $10.50 per Common Share.

(b) MECHANICS OF OPTIONAL CONVERSIONS. Before any holder of Preferred Shares shall be entitled to convert the same into Common Shares, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for Preferred Shares, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or, subject to any legal or contractual restrictions on transfer thereof, names of the holder's nominees in which the holder wishes the certificate or certificates for Common Shares to be issued and such notice shall be accompanied by an agreement in form satisfactory to the Corporation acting reasonably by which the person(s) in whose name the Common Shares are to be issued agrees to be bound by the provisions of any applicable shareholders' agreement of the Corporation if such person is not already a party to such agreements. On the date of conversion, all rights with respect to the Preferred Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Preferred Shares have been converted and to receive dividends as contemplated in Section 5. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. No fractional Common Share shall be issued upon the optional conversion of Preferred Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Minimum Purchase Price in respect of Series A Preferred Shares and Series B Minimum Purchase Price in respect of Series B Preferred Shares. The Corporation shall, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Preferred Shares, or, subject to any legal or contractual restrictions on transfer thereof, to the holder's nominee or nominees, a certificate or certificates for the number of Common Shares to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

(c) AUTOMATIC CONVERSION. Each Preferred Share shall be converted automatically into that number of fully paid and non-assessable Common Shares determined as follows: (i) in the case of Series A Preferred Shares, by multiplying each Series A Preferred Share by the ratio determined by dividing $2.00 by the Series A Conversion Price in effect at the time of conversion (subject to adjustment as provided for in Subsections 2(e)); and (ii) in the case of Series B Preferred Shares, by multiplying each Series B Preferred Share by the ratio determined by dividing $10.50 by the Series B Conversion Price in effect at the time of conversion (subject to adjustment as provided for in Subsections 2(e)). Such automatic conversion shall occur upon the earliest to occur of:

       (i) the closing of an offering or offerings pursuant to a receipted prospectus under the Securities Act (Ontario), as amended, or similar document filed under other applicable securities laws in Canada or the United States, covering the offer and sale of Common Shares for the account of the Corporation to the public in which:

              (A) the Common Shares are listed on a North American stock exchange or The NASDAQ Stock Market;

              (B) the net proceeds to the Corporation from such offering or offerings aggregate not less than $15 million; and

              (C) the public offering price of which is not less than $15.00 per share adjusted to take into account of any dividend, combination of shares, or the like; or

       (ii) the written election of the holders of greater than 50% of the then outstanding Preferred Shares to require such conversion.

(d) MECHANICS OF AUTOMATIC CONVERSIONS. Upon the occurrence of an event specified in Subsection 2(c), the Preferred Shares shall be converted automatically without any further action by the holders of the Preferred Shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Preferred Shares being converted shall be given written notice of the occurrence of an event specified in Subsection 2(c) including the date such event occurred (the "Automatic Conversion Date"), and the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Preferred Shares being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond and the holder of the Common Shares enters into an agreement in form satisfactory to the Corporation acting reasonably by which the person in whose name the Common Shares are to be issued agrees to be bound by the provisions of any applicable shareholders' agreement of the Corporation if such person is not already a party. On the Automatic Conversion Date, all rights with respect to the Preferred Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Preferred Share have been converted and the right to receive the dividends as contemplated in Section 5. Upon the automatic conversion of the Preferred Shares, the holders of such Preferred Shares shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates, the Corporation shall promptly issue and deliver to such holder, in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Preferred Shares surrendered were convertible on the Automatic Conversion Date. No fractional Common Share shall be issued upon the automatic conversion of Preferred Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Minimum Purchase Price in respect of Series A Preferred Shares and Series B Minimum Purchase Price in respect of Series B Preferred Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the occurrence of any event described in Subsection 2(c), and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

(e)   ADJUSTMENTS TO CONVERSION PRICE.

       (i) SPECIAL DEFINITIONS. For purposes of this Subsection 2(e), the following definitions shall apply:

                  "OPTION" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities.

                  "ORIGINAL ISSUE DATE" shall mean the first date on which a
            Series B Preferred Share was issued.

                  "CONVERSION PRICE" shall mean the Series A Conversion Price or
            Series B Conversion Price, as applicable.

                  "CONVERTIBLE SECURITIES" shall mean any evidences of
            indebtedness, shares of capital stock (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for Common Shares other than the Preferred Shares.

                  "ADDITIONAL COMMON SHARES" shall mean all Common Shares issued
            (or, pursuant to Subsection 2(e)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

              (A) Common Shares issued or issuable upon conversion of Preferred Shares;

              (B) securities issued in connection with any stock split, stock dividend, combination of shares of the like;

              (C) Common Shares issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock purchase or option plan, or other similar arrangement approved by the Board of Directors, and consented to in accordance with the provisions of the Unanimous Shareholders' Agreement; and

              (D) that number of Common Shares, as is recommended by the Compensation Committee of the Corporation's Board of Directors and approved by the Corporation's Board of Directors, issued or issuable to officers, directors, or employees of, or consultants to, the Corporation at the discretion of the Board of Directors, and consented to in accordance with the provisions of the Unanimous Shareholders' Agreement.

(ii)  ISSUE OF SECURITIES DEEMED TO BE ISSUE OF ADDITIONAL COMMON SHARES.

       (A) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

                     (1) no further adjustment of the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the Consideration (as defined in Subsection 2(e)(iv)) payable to the Corporation, or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                     (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                            (I) in the case of the Convertible Securities or Options for Common Shares, the only Additional Common Shares issued were the Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the Consideration received therefor was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional Consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                            (II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the Consideration received by the Corporation for the Additional Common Shares deemed to have been then issued was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                     (4) no readjustment pursuant to Clauses (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date; or (ii) the Conversion Price that would have resulted from any issue of Additional Common Shares between the original adjustment date and such readjustment date;

                     (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, where upon such adjustment shall be made in the same manner provided in Clause (3) above; and

                     (6) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the

                            Conversion Price shall be adjusted pursuant to this Subsection 2(e)(ii) as of the actual date of their issue.

       (B) STOCK DIVIDENDS, STOCK DISTRIBUTION AND SUBDIVISIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Shares payable in Common Shares or effect a subdivision of the outstanding Common Shares (by reclassification or otherwise other than by payment of a dividend in Common Shares), then and in any such event, Additional Common Shares shall be deemed to have been issued:

              (1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; or

              (2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

              If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(e)(ii) as of the time of actual payment of such dividend.

       (iii) ADJUSTMENT OF THE CONVERSION PRICE UPON ISSUE OF ADDITIONAL COMMON SHARES. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue Additional Common Shares (including, without limitation, Additional Common Shares deemed to be issued pursuant to Subsection 2(e)(ii)(A) but excluding Additional Common Shares deemed to be issued pursuant to Subsection 2(e)(ii)(B), which event is dealt with in Subsection 2(e)(v)(A)), without consideration or for a Consideration Per Share (as defined below) less than the Series A Conversion Price, with respect to Series A Preferred Shares, or Series B Conversion Price, with respect to Series B Preferred Shares, in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the Consideration Per Share for which such Additional Common Shares are issued or deemed to be issued.

       (iv) DETERMINATION OF CONSIDERATION. For purposes of this Subsection 2(e), the consideration (the "Consideration") received or receivable by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

       (A)    CASH AND PROPERTY. Such Consideration shall:

       (1) insofar as it consists of cash, be computed at the aggregate amounts of cash received or receivable by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

              (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors, provided however, that if any holder of Preferred Shares disputes the fair market value computed by the Board of Directors, the fair market value shall be determined by a national chartered accountant firm selected by the Board of Directors with whom the Corporation has no dealings; and

              (3) in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received or receivable, computed as provided in Subsections 2(e)(iv)(A)(1) and (2) above, allocable to such Additional Common Shares as determined in good faith by the Board of Directors, provided however, that if any holder of Preferred Shares disputes the allocation determined by the Board of Directors, the allocation shall be determined by a national chartered accountant firm selected by the Board of Directors with whom the Corporation has no dealings.

       (B) ADDITIONAL COMMON SHARES OTHER THAN OPTIONS AND CONVERTIBLE SECURITIES. The Consideration per share (the "Consideration Per Share") for the issue of any Additional Common Shares other than Options and Convertible Securities shall be the Consideration for the issue of any Additional Common Shares other than Options or Convertible Securities, divided by the total number of such Additional Common Shares issued by the Corporation in exchange therefor.

       (C) OPTIONS AND CONVERTIBLE SECURITIES. The Consideration per share (also the "Consideration Per Share", as the context requires) for Additional Common Shares deemed to have been issued pursuant to Subsection 2(e)(ii)(A), relating to Options and Convertible Securities, shall be computed by dividing (x) the Consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such Consideration), payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v) ADJUSTMENT OF THE CONVERSION PRICE FOR DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON SHARES.

       (A) STOCK DIVIDENDS, DISTRIBUTIONS OR SUBDIVISIONS. In the event the Corporation shall be deemed to have issued Additional Common Shares pursuant to Subsection 2(e)(ii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately before such deemed issue shall, concurrently with the effectiveness of such deemed issue, be proportionately decreased.

       (B) COMBINATIONS OR CONSOLIDATIONS. In the event the outstanding shares of Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Shares, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(f) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event that at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution other than a Dividend in the Ordinary Course or a stock dividend payable in Common Shares which event is dealt with in Subsection 2(e)(v)(A), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of the dividend of the Corporation that they would have received had their Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein. For purposes hereof, "Dividend in the Ordinary Course" means a dividend payable in cash not exceeding 5% of the net profit of the Corporation in any fiscal year.

(g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. In the event that at any time or from time to time after the Original Issue Date, the Common Shares issuable upon the conversion of Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise other than a merger, consolidation, or sale of assets provided for in Subsection 2(h) below, then and in each such event the holder of any Preferred Shares shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of Common Shares equal to the number of Common Shares into which such Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) ADJUSTMENT FOR MERGER, CONSOLIDATION OR SALE OF ASSETS. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall sell all or substantially all of its assets or merge, amalgamate or consolidate with or into another entity, each Preferred Share as to which such is not treated as a liquidation under Subsection 1(c) shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of Common Shares of the Corporation deliverable upon conversion of such Preferred Shares would have been entitled to receive upon such consolidation, amalgamation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors, provided however, that if any holder of Preferred Shares disputes the adjustment determined by the Board of Directors, the adjustment shall be determined by a national chartered accountant firm selected by the Board of Directors with whom the Corporation has no dealings) shall be made in the application of the provisions set forth in this Section 2 with respect to the rights and interest thereafter of the holders of Preferred Shares, to the end that the provisions set forth in this Section 2 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Preferred Shares.

(i) NO IMPAIRMENT. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities or any other voluntary action, including, without limitation, voluntary bankruptcy proceedings, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of Preferred Shares under this Section 2 against impairment.

(j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth:

       (i)    such adjustments and readjustments; and

       (ii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Preferred Share.

(k) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall deliver to each holder of Preferred Shares at least twenty days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(l) COMMON SHARES RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Shares such number of Common Shares as shall from time to time be sufficient to effect conversion of the Preferred Shares.

(m) CERTAIN TAXES. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Shares, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Shares.

(n) CLOSING OF BOOKS. The Corporation shall at no time close its transfer books against the transfer of any Preferred Shares of any Common Shares issued or issuable upon the conversion of any Preferred Shares in any manner which interferes with the timely conversion or transfer of such Preferred Shares or Common Shares.

SECTION 3.  RESTRICTIONS.

At any time when Preferred Shares are outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or hereunder, and in addition to any other vote required by law or hereunder, without the affirmative vote of the holders of at least two-thirds of the then outstanding Preferred Shares voting collectively as a single class, the Corporation will not:

(a) create or authorize the creation of, or increase or authorize any increase in the number of authorized shares of any class or series of capital stock of the Corporation having liquidation or dividend rights equal or superior to the Preferred Shares;

(b) issue any shares, or any rights, options or warrants to acquire shares or any security convertible into shares, of any class of series of capital stock of the Corporation having liquidation or dividend rights equal or superior to the Preferred Shares; and

(c)   redeem any shares of its capital stock other than pursuant to Section 6.

SECTION 4.  VOTING RIGHTS.

The holders of Preferred Shares shall be entitled to notice of any meeting of shareholders and, except with respect to the matters set forth in Section 3 or as otherwise required by law, shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote, on the following basis:

(a)   holders of Common Shares shall have one vote per share; and

(b) holders of Preferred Shares shall have that number of votes per share as is equal to the number of Common Shares (including fractions of a share) into which each such Preferred Share held by such holder could be converted on the date for determination of shareholders entitled to vote at the meeting or on the date of any written consent.

SECTION 5.  DIVIDENDS.

Preferred Shares shall be entitled to a fixed, preferential, cumulative dividend in the amount of 5% per annum of the Series A Minimum Purchase Price or of the Series B Minimum Purchase Price, as applicable, compounded annually. Dividends on such Preferred Shares shall be payable in preference and prior to any payment of any dividend on the Common Shares. After the payment of such dividends on Preferred Shares, the holders of Common Shares and Preferred Shares shall be entitled, when and if declared by the Board of Directors, to dividends out of assets of the Corporation legally available therefor, which dividends shall be payable to the holders of the Preferred Shares (as if fully converted into Common Shares) and the holders of the Common Shares on a per share basis.

SECTION 6.  REDEMPTION.

(a)   OPTIONAL REDEMPTION.

       (i) From and after the date that is the earlier of (a) five years after the Original Issue Date (as defined in section 2(e)) or (b) an event of non-compliance by the Corporation under the Unanimous Shareholders' Agreement, each holder of Preferred Shares may elect to have the Corporation redeem from it, to the extent the Corporation has funds legally available for such purpose, and subject to Subsection 6(a)(iv), any or all Preferred Shares held by such holder. Such election may be made only by delivering to the Corporation within 60 days after the Corporation's delivery to the holders of Preferred Shares of its year-end audited financial statements, or within 30 days after its delivery to such holders of its quarterly unaudited financial statements (a) a written notice signed by such holder specifying the number of Preferred Shares so to be redeemed, and (b) certificates for the Preferred Shares so to be redeemed, together with stock powers therefor duly executed by such holder in blank (such written election, certificates and stock powers being referred to collectively as a "Redemption Notice").

       (ii) Subject to Subsection 6(a)(iii), within 10 days of receipt of a Redemption Notice, the Corporation shall deliver to each holder of Preferred Shares a notice containing a copy of each Redemption Notice it has received, and specifying the total funds legally available to the Corporation for redemption of all Preferred Shares outstanding at such time. Upon receipt of such notice from the Corporation, each holder of Preferred Shares who has not delivered a Redemption Notice shall have 20 days to deliver to the Corporation a written notice of its election to have the Corporation redeem from it, to the extent the Corporation has funds legally available for such purpose, and subject to Subsection 6(a)(iv), any or all Preferred Shares held by such holder (a "Participation Notice"). Such Participation Notice shall be in the form and shall contain the information and documents required to be contained in a Redemption Notice.

       (iii) Within 6 months of the expiration of the 20 day period referred to in Subsection 6(a)(ii), the Corporation shall redeem from each holder of Preferred Shares from whom the Corporation received a Redemption Notice or a Participation Notice, all the Preferred Shares as to which Redemption Notices or Participation Notices have been given, to the extent the Corporation has funds legally available for such purpose, and subject to Subsection 6(a)(iv), by paying to the respective holders an amount per Preferred Share equal to:

              (A)    in the case of Series A Preferred Shares, the greater of
                     (i) the number of Series A Preferred Shares to be redeemed held by the respective holders multiplied by the Series A Minimum Purchase Price; (ii) if there is a published market for the Common Shares, the "market price" as defined in the Securities Act (Ontario) of the Common Shares as at the end of the

                     20 day period referred to in Section 6(iii) multiplied by the number of Common Shares held by the respective holders had the Series A Preferred Shares to be redeemed held by the respective holders been converted into Common Shares pursuant to the provisions of Section 2 on such date; and
                     (iii) if there is not a published market for the Common Shares, the Fair Market Value of the Common Shares held by the respective holders had the Preferred Shares to be redeemed held by the respective holders been converted into Common Shares pursuant to the provisions of Section 2 on such date; and

              (B)    in the case of Series B Preferred Shares, the greater of
                     (i) the number of Series B Preferred Shares to be redeemed held by the respective holders multiplied by the Series B Minimum Purchase Price; (ii) if there is a published market for the Common Shares, the "market price" as defined in the Securities Act (Ontario) of the Common Shares as at the end of the 20 day period referred to in Section 6(iii) multiplied by the number of Common Shares held by the respective holders had the Series B Preferred Shares to be redeemed held by the respective holders been converted into Common Shares pursuant to the provisions of Section 2 on such date; and (iii) if there is not a published market for the Common Shares, the Fair Market Value of the Common Shares held by the respective holders had the Preferred Shares to be redeemed held by the respective holders been converted into Common Shares pursuant to the provisions of
                     Section 2 on such date.

                     The Fair Market Value shall be the simple average of the Fair Market Value arrived at by two nationa1 accounting firms, one as selected jointly by the written election of the holders of not less than two-thirds of the then outstanding Preferred Shares, and one as selected by the Board of Directors of the Corporation. For purposes hereof, Fair Market Value means the highest cash price in terms of money which would be obtained if all the Shareholders of the Corporation sold all of their respective Common Shares in an open and unrestricted market (recognizing that the Common Shares are securities of a corporation which cannot offer its securities to the public) without compulsion to a willing and knowledgeable purchaser acting at arms' length and where in determining such Fair Market Value: (i) the value of each Common Share is based on the value of all Common Shares; and (ii) no diminution or accretion in value is attributed to any majority or minority interest.

       (iv) If the funds of the Corporation legally available for redemption of Preferred Shares are insufficient to redeem the total number of Preferred Shares submitted for redemption pursuant to Redemption Notices and any Participation Notices, those funds which are legally available will be split pro rata based on the aggregate value of Series A Preferred Shares and Series B Preferred Shares to be redeemed (based on the applicable minimum purchase price) into two pools of funds, one pool for Series A Preferred Share redemptions and one pool for Series

              B Preferred Share redemptions. Each pool will be used to redeem the maximum possible number of whole shares rateably among the holders of the applicable series of Preferred Shares who have submitted Redemption Notices or Participation Notices during the 20 day period referred to in Subsection 6(a)(ii), or which are subject to mandatory redemption. The Preferred Shares not redeemed shall remain outstanding and, notwithstanding anything herein to the contrary, shall remain entitled to all rights and preferences otherwise provided herein.

SECTION 7.  NOTICES.

All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered against receipt; (b) upon transmitter's confirmation of the receipt of a facsimile transmission, which shall be followed by an original sent otherwise in accordance with this Section 7; (c) upon confirmed delivery by a standard overnight carrier; or (d) upon expiration of 5 business days after the date when deposited in the mail, first class postage prepaid, addressed to the Corporation at its registered office or at such other address of which the Corporation may notify the holders of Preferred Shares from time to time, or if to a holder of Preferred Shares or Common shares, to such holder's address as shown by the records of the Corporation.

SECTION 8.  RESIDUAL RIGHTS.

All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Shares.

                                  SCHEDULE II

1. The directors may appoint from time to time one or more directors within the limits provided in the Canada Business Corporations Act.

2. The directors are authorized to determine the number of directors of the Corporation from time to time to time by resolution.